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                                                           SUB-ITEM 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

An Annual Meeting ("Meeting") of Shareholders of Invesco Dynamic Credit Opportunities Fund (the "Fund") was held on July 17, 2012 and was adjourned with respect to one proposal, until August 14, 2012 and further adjourned until September 25, 2012. The Meeting on September 25, 2012 was held for the following purpose:

(1). Approval of an Amended and Restated Agreement and Declaration of Trust.

The September 25, 2012 voting results on the above matter were as follows:

                                                          Votes      Votes    Votes   Broker
Matter                                                     For      Against  Abstain Non-Votes
------                                                  ---------- --------- ------- ----------
(1). Approval of an Amended and Restated Agreement and
     Declaration of Trust.............................. 37,929,730 2,242,774 969,966 29,055,668